For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.thewalkingcompany.com
www.bigdogs.com
CONTACT:
Alexis Dilg
Investor Information
(805) 963-8727, ext. 1303
alexisd@bigdogs.com

For Immediate Release:
November 6, 2007

Big Dog Holdings, Inc. Announces Third Quarter 2007
 Financial Results

Santa Barbara, California – November 6, 2007... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.thewalkingcompany.com; www.bigdogs.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the third quarter ended September 30, 2007.

For the quarter ended September 30, 2007, consolidated net sales were $56,554,000 as compared with $54,127,000 in the third quarter 2006.  Our consolidated net sales increased 4.5%, primarily due to the addition of 26 (net) new The Walking Company (“TWC”) stores, offset by the closure of 17 (net) Big Dog stores.  The Company had a total of 303 stores opened (165 TWC stores and 138 Big Dog stores) at the end of September 30, 2007, as compared to 294 stores (139 TWC  stores and 155 Big Dog stores) as of September 30, 2006.  Comparative retail store sales increased 1.2% for the third quarter 2007 (9.6% increase for TWC, offset by a 10.7% decline for Big Dog).  Consolidated gross profit increased to $30,195,000 in the third quarter 2007 as compared with $28,982,000 in the third quarter 2006.  The overall increase in consolidated gross profit is the result of increased sales for TWC and some improvement in gross margins at TWC and Big Dog.  TWC gross margin was 51.6% compared to 51.3% last year.  Big Dog’s gross margin increased to 56.8% from 56.4% last year.

Consolidated operating expenses in the third quarter 2007 were $29,251,000, or 51.7% of consolidated net sales, compared to $27,656,000 or 51.1% in 2006.  Consolidated operating income for the third quarter 2007 was $944,000, compared to $1,326,000 for the third quarter 2006.  The increase in operating expenses as a percentage of sales and the decrease in operating income, are largely attributable to the reduction in Big Dog’s revenue and contribution.  As a result, the consolidated fully diluted net loss/income per share decreased to ($.01) per share as compared with $.05 net income per share last year.

Andrew Feshbach, Chief Executive Officer stated, “In regard to business at TWC for the third quarter, we achieved strong comparative stores sales increases and opened six (net) new TWC stores.  Our increase in comparative store sales reflects continue expansion of market share in our existing malls, a strong fall merchandise mix, and the opening of our kiosk program in many of our store locations.   Our new store openings as a whole are performing well in relation to our internal sales projections and we are on schedule to open an additional 20  stores in the fourth quarter.  Looking forward to the fourth quarter and important holiday selling season we are presently trending at a similar pace to the third quarter.  We are optimistic about our holiday prospects not withstanding the general conservative outlook for most retailers this fourth quarter.”

“Our Big Dog business continues to under-perform and we expect this to continue in the foreseeable future.  Management is focused on reducing long-term commitments and inventories.  Further, we plan to be more aggressive promotionally during the holiday selling season.”

Today’s Conference Call

Today the company will host a conference call at 1:30pm PDT to discuss financial results for the quarter ended September 30, 2007.  Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Conference code (to be given to the operator): 665839#.  In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 55866518#.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company.  Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun.    The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Ugg, Pikolinos and Merrell among many others.  These products have particular appeal to one of the largest and most rapidly growing demographics in the nation.  The Walking Company currently operates 165 stores in premium malls across the nation.   The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners.  In addition to its 138 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$911,000	$949,000
Receivables, net	4,039,000	1,623,000
Inventories, net	82,620,000	71,329,000
Prepaid expenses and other current assets	2,528,000	1,382,000
Deferred income taxes	7,248,000	2,914,000
Total current assets	97,346,000	78,197,000
PROPERTY AND EQUIPMENT, Net	32,483,000	20,203,000
INTANGIBLE ASSETS, Net	3,797,000	4,212,000
GOODWILL	3,131,000	3,131,000
DEFERRED INCOME TAXES	2,104,000	2,072,000
OTHER ASSETS	362,000	395,000
TOTAL	$139,223,000	$108,210,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$36,124,000	$31,951,000
Current portion of long-term debt	3,348,000	1,797,000
Accounts payable	20,580,000	17,749,000
Income taxes payable	-	41,000
Accrued expenses and other current liabilities	5,809,000	5,063,000
Total current liabilities	65,861,000	56,601,000
LONG-TERM CONVERTIBLE DEBT	17,269,000	-
NOTES PAYABLE	2,265,000	2,996,000
CAPITAL LEASE OBLIGATIONS	1,968,000	2,000
DEFERRED RENT AND LEASE INCENTIVES	6,601,000	2,783,000
DEFERRED GAIN ON SALE-LEASEBACK	103,000	156,000
Total liabilities	94,067,000	62,538,000
STOCKHOLDERS' EQUITY	45,156,000	45,672,000
TOTAL	$139,223,000	$108,210,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

NET SALES	$56,554,000	$54,127,000	$156,632,000	$145,975,000
COST OF GOODS SOLD	26,359,000	25,145,000	72,640,000	67,514,000
GROSS PROFIT	30,195,000	28,982,000	83,992,000	78,461,000
OPERATING EXPENSES:
Selling, marketing and distribution	25,388,000	23,945,000	76,304,000	69,694,000
General and administrative	2,020,000	2,042,000	6,495,000	6,164,000
Depreciation and amortization	1,843,000	1,669,000	5,331,000	4,526,000
Total operating expenses	29,251,000	27,656,000	88,130,000	80,384,000
INCOME (LOSS) FROM OPERATIONS	944,000	1,326,000	(4,138,000)	(1,923,000)
INTEREST INCOME	2,000	1,000	8,000	6,000
INTEREST EXPENSE	(1,173,000)	(572,000)	(3,010,000)	(1,358,000)
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	(227,000)	755,000	(7,140,000)	(3,275,000)
PROVISION FOR (BENEFIT FROM)INCOME TAXES	(87,000)	284,000	(2,678,000)	(1,227,000)
NET INCOME (LOSS)	$(140,000)	$471,000	$(4,462,000)	$(2,048,000)
NET INCOME (LOSS) PER SHARE
BASIC	$(0.01)	$0.05	$(0.47)	$(0.22)
DILUTED	$(0.01)	$0.05	$(0.47)	$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,457,000	9,210,553	9,403,000	9,159,415
DILUTED	9,457,000	9,476,000	9,403,000	9,159,415